Godfrey & Kahn, S.C.
                    780 North Water Street
                  Milwaukee, Wisconsin 53202
                    Phone (414) 273-3500
                     Fax (414) 273-5198


                     May 12, 1999


Light Revolution Fund, Inc.
704 Court A
Tacoma, Washington  98402

Gentlemen:

     We have acted as your counsel in connection with the preparation of a Registration Statement on Form N-
1A (Registration Nos. 333-45509 and 811-8535) (the
"Registration Statement") relating to the sale by you of up to that number of shares of the Light Revolution
Fund common stock, $0.0001 par value (the "Shares"), a series of the Light Revolution Fund, Inc. (the
"Company"), as now or hereafter authorized pursuant to the Company's Articles of Incorporation, as may be amended from time to time, in the manner set forth in the Registration Statement (and the Prospectus included therein).

     We have examined: (a) the Registration Statement
(and the Prospectus included therein), (b) the Company's Articles of Incorporation and By-Laws, (c) certain resolutions of the Company's Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                   Very truly yours,


                                   /s/Godfrey & Kahn, S.C.
                                   GODFREY & KAHN, S.C.